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                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-47114
PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 30, 2000)

                        ADVANCED ENERGY INDUSTRIES, INC.

                        2,100,000 SHARES OF COMMON STOCK

         This Prospectus Supplement supplements and amends the accompanying Prospectus dated October 30, 2000 (the "Prospectus"), which relates to 2,100,000 shares (the "Shares") of Common Stock, par value $0.001 per share ("Common Stock"), of Advanced Energy Industries, Inc. ("Advanced Energy" or the "Company"), which may be offered by the selling stockholders named herein (the "Selling Stockholders") from time to time. The Company will receive no part of the proceeds from sales of the Shares offered pursuant to the Prospectus. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

         The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by the Securities Act with respect to offers and sales of the Common Stock. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

         Shares of the Common Stock are listed on the Nasdaq National Market (the "Nasdaq") under the trading symbol "AEIS." On April 17, 2002, the last reported sale price of the Common Stock on the Nasdaq was $37.80 per share.

         Investing in the Company's Common Stock involves a degree of risk. Before deciding whether to purchase and shares, we urge you to read the "Risk Factors" section beginning on page 4 of the attached Prospectus.

         These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this Prospectus Supplement is April 19, 2002.

                             SELLING STOCKHOLDERS

     The table on pages 13-14 of the Prospectus dated October 30, 2000, sets forth information with respect to the Selling Stockholders and the amounts that may be offered pursuant to the Prospectus. This table is amended to reflect the transfer of shares beneficially owned by Ray R. Dils to the Dils Family Trust, dated August 13, 2001 (the "Dils Trust"). Ray R. Dils and Marla J. Dils are the trustors and trustees of the Dils Trust. The Dils Trust, as donee of the foregoing transfer by a Selling Stockholder, has notified the Company of its intention to sell more than 500 shares of Common Stock pursuant to a pre-arranged sales plan made pursuant to and in compliance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended. The Company may further amend or supplement this section from time to time if necessary.